Exhibit 99.1

News Release

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: January 25, 2007

Contacts:	Mike Rowen	Julie Rakes
	Investor Relations	External Communications
	(703) 720-2455	(804) 284-5800

Capital One Board Approves Majority Vote Standard for Election of Directors

And Repurchase of Common Stock; Declares Quarterly Dividends

Proposal to Amend Company Charter to be Submitted for Stockholder Approval

McLean, Va. (January 25, 2007)—Capital One Financial Corporation (NYSE: COF) announced today that its Board of Directors has approved an amendment to the company’s Certificate of Incorporation that, combined with an amendment to the company’s Bylaws, will establish a majority voting standard for the election of directors. The amendment to the Certificate of Incorporation will be placed on the ballot for approval by Capital One’s stockholders at the company’s 2007 Annual Stockholder Meeting on April 26 in McLean, Virginia.

The proposed majority vote standard requires that each nominee for the Board in future uncontested elections receive an affirmative majority of votes cast in order to be elected. Capital One’s Corporate Governance Policy already requires any incumbent director who does not receive an affirmative majority of the votes cast in an uncontested election to tender his or her resignation to the Board, which will decide within 90 days whether or not to accept the resignation.

Additionally, the Board of Directors approved the repurchase of up to $3.0 billion of the Company’s Common Stock, beginning in the second quarter of 2007 and continuing through the second quarter of 2008. The repurchased shares will be accounted for as treasury shares and may be used for general corporate purposes.

Repurchases will be made through open market or privately negotiated transactions from time to time at prevailing market prices. Repurchases under the program will be made in compliance with Rule 10b-18 of the Securities Exchange Act of 1934 (as applicable) and other applicable securities laws. As of December 31, 2006, the Company had outstanding approximately 409.9 million shares of Common Stock.

Finally, the company announced a quarterly dividend of 2 2/3 cents per share payable

February 22, 2007 to stockholders of record as of February 12, 2007. The company has announced dividends every quarter since it became an independent company on February 28, 1995. Dividends declared by the company are eligible for direct reinvestment in the company’s common stock under its Dividend Reinvestment and Stock Purchase Plan. For additional plan information, stockholders should contact Computershare Trust Company, N.A., at (800) 446-2617.

Forward-looking statements

The company cautions that its current expectations in this release and in its Form 8-K dated January 25, 2007 for 2007 earnings, the interest rate environment, charge-off rates, mortgage market trends, branch growth, integration costs and synergies, and the benefits of the business combination transaction involving Capital One and North Fork, including future financial and operating results, and the company’s plans, objectives, expectations and intentions are forward-looking statements and actual results could differ materially from current expectations due to a number of factors, including: the risk that the company’s acquired businesses will not be integrated successfully and that the cost savings and other synergies from such acquisitions may not be fully realized; continued intense competition from numerous providers of products and services which compete with Capital One’s businesses; changes in our aggregate accounts and balances, and the growth rate and composition thereof; the success of the company’s marketing efforts; general economic conditions affecting interest rates and consumer income, spending, and savings which may affect consumer bankruptcies, defaults, charge-offs and deposit activity; and the company’s ability to execute on its strategic and operational plans. A discussion of these and other factors can be found in Capital One’s annual report and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One’s report on Form 10-K for the fiscal year ended December 31, 2005.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company with more than 700 locations in New York, New Jersey, Connecticut, Texas and Louisiana, that offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Its principal subsidiaries, Capital One Bank, Capital One, F.S.B., Capital One Auto Finance, Inc., Capital One, N.A., and North Fork Bank collectively had $85.8 billion in deposits and $146.2 billion in managed loans outstanding as of December 31, 2006. Capital One, a Fortune 500 company, trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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